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                                                                    Exhibit 10.e

September 9, 1997



                                                         PERSONAL & CONFIDENTIAL
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Dear _________:

The Board of Directors considers you a key officer of Huffy Corporation (the "Company"), and needs your best efforts, skills and dedication in the event of a threat of a major change in the control of the Company to assure that the best interests of all shareholders are protected, as determined by the Board of Directors. The Board of Directors recognizes that the course of action which it decides upon and which you will be responsible to implement may be contrary to your own personal interests and needs. In order to assure the availability of your best efforts, skills and dedication which would be required in such difficult circumstances to obtain the most beneficial outcome for the shareholders, the Company is willing to provide you with income protection in the event of termination of your employment following a change in control of the Company. Specifically, the Company shall be bound, in consideration of your continued services, as follows:

         1. Upon the occurrence of any of the three events (herein called "Trigger Events") set out in Section 3 below, the Company shall immediately compute the amount of Severance Payment, as defined in Section 2 below, and the Company shall immediately:

                  (a) acquire and deliver to you a non-assignable irrevocable letter of credit in an amount equal to the Severance Payment naming you as a beneficiary ("Letter of Credit"). The Letter of Credit shall be issued by a major commercial bank (e.g., Bank One, NA), and shall be redeemable by you upon the terms described herein for a period of two (2) years following the occurrence of any of the events described in Section 4(a). If needed, the Company shall renew the Letter of Credit from time to time so that you always have a current Letter of Credit.

                  (b) If the Company is unable to cause the Letter of Credit to be promptly issued, the Company shall immediately pay to an escrow account at Bank One, NA (the "Escrow Agent") an amount equal to the Severance Payment.


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September 9, 1997
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         2.       As used herein, Severance Payment shall mean an amount equal to the sum of the following:

                  (a) three times your then current annual rate of salary, plus

                  (b) three times the Profit Sharing Bonus Plan award for which you are eligible based on your salary at the time the Severance Payment is computed, payable at the target level; plus

                  (c) three times the Long Term Incentive Plan award for which you are eligible, payable at the target level calculated on your salary at the time the Severance Payment is computed, with all remaining years of the cycles under the Long Term Incentive Plan to be calculated on a pro-rata basis; plus

                  (d) unless an agreement has been entered into between you and the Company whereby the Company agrees to continue providing your then current benefits and perquisites for a period of three (3) years following severance of your employment, an amount equal to two
                           (2) times the Company's cost of providing three (3) years of your then current benefits and perquisites including, without limitation, life insurance, executive and regular medical benefits, long term disability insurance, deferred compensation, usage of Company-owned or leased automobile (or an auto allowance in lieu thereof), etc.; plus

                  (e) In the event that you become entitled to the Severance Payment or any other benefits or payments under this Letter Agreement or by reason of the accelerated vesting of stock options under any of the Company's stock option plans or other deferred compensation plans, but specifically excluding voluntary deferred compensation plans, hereinafter defined as "Total Benefits", and in the event that any of the Total Benefits will be subject to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended from time to time or any successor law, rule or regulation ("Excise Tax"), the Company shall pay you an additional amount, in addition to the Total Benefits, equal to the amount of the Excise Tax imposed upon the Total Benefits.

         3.       The three Trigger Events are as follows:

                  (a) Common Stock of the Company has been acquired other than directly from the Company in exchange for cash or property by any person who thereby becomes the owner of more than 20% of the Company's outstanding shares of Common Stock;


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                  (b)      Any person has made a tender offer for, or a request
                           for invitations for tenders of, shares of Common Stock of the Company; or

                  (c) Any person forwards or causes to be forwarded to shareholders of the Company proxy statement(s) in any period of twenty-four (24) consecutive months, soliciting proxies to elect to the Board of Directors of the Company two or more candidates who were not nominated as candidates in a proxy statement forwarded to shareholders during such period by the Board of Directors of the Company.

         4. If, after any Trigger Event occurs, your employment by the Company terminates, voluntarily or involuntarily, for any reason other than disability, retirement on or after the date you reach normal retirement age, or death, upon your written demand, you shall have the right to receive the Severance Payment, subject to the conditions precedent described in
                  Section 4(a).

                  (a) Your right to demand such payment will arise only when any one of the following events has occurred:

                           (i) Any person shall acquire other than directly from the Company in exchange for cash or property in excess of thirty percent (30%) of the Company's outstanding shares of Common Stock; or

                           (ii) There shall be a merger, consolidation or other combination of the Company with one or more other corporations as a result of which more than forty-nine percent (49%) of the voting stock of the merged, consolidated or combined corporation is held by former shareholders of the corporations (other than the Company) which are parties to such merger, consolidation or other combination; or

                           (iii) Two or more persons, who were not nominated as candidates for the Board of Directors of the Company in proxy statements forwarded to shareholders during any period of twenty-four (24) consecutive months on behalf of the Board of Directors of the Company, are elected to the Board of Directors of the Company by the shareholders of the Company voting in person or by proxy, and such persons so elected are nominated as candidates for the Board of Directors in proxy statements forwarded, or caused to be forwarded, to the shareholders of the Company during such period by any person other than the Board of Directors of the Company.


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                  (b)      If your employment is terminated, voluntarily or
                           involuntarily, for any reason after the occurrence of an event enumerated in Section 3(a), (b) or (c) above, but prior to the occurrence of an event enumerated in Section 4(a), you shall forfeit your right to any Severance Payment under this Agreement.

                  (c) The Severance Payment will be paid to you immediately in one lump sum, either by your drawing upon the Letter of Credit or by payment to you by the Escrow Agent, as appropriate.

                  (d) Your right to make a demand hereunder shall terminate upon the expiration or termination of two (2) years from the date of the last of any of the events described in Section 4(a), unless you have become entitled to make and in fact have made, a demand within that time period.

                  (e) The Severance Payment shall be recomputed as of the time of the payment set forth in Section 4(c) and if the recomputed amount is larger, the Company shall immediately pay you the amount by which the recomputed severance Payment exceeds the Severance Payment paid in escrow or secured by the Letter of Credit.

         5. The Company may terminate the Letter of Credit or may withdraw the amount so deposited with the Escrow Agent pursuant to
                  Section 1 when and only when (a) two (2) years have expired from the date of the last of any of the events described in
                  Section 4(a) and no proper demand has been made during that time or (b) five (5) years have expired after the most recent event of the kind described in Section 3(a), (b) or (c) above and no event described in Section 4(a) has occurred or if it did occur, no proper demand has been made during that time, or
                  (c) your right to a payment under this Agreement has been forfeited by you, whichever occurs first. If, before the expiration of such period, there shall occur another event of the kind described in Section 3(a), (b) or (c) above, the Company will not be required to make an additional deposit.

         6. The Company agrees to pay the charges of the Letter of Credit and of the Escrow Agent for its services under this Agreement, and the Company will be entitled to any interest or other income arising from the amount so deposited by it.

         7. The Letter of Credit will be subject to the issuing bank's usual rules and procedures relating to letter of credit and the Company will indemnify such bank against any loss or liability for any action taken by it in good faith in connection with the Letter of Credit.


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         8.       The escrow arrangement will be subject to the Escrow Agent's usual rules and procedures relating thereto, and the Company will indemnify the Escrow Agent against any loss or liability for any action taken by it in good faith in such capacity.

         9. Nothing herein shall be deemed to prohibit either you or the Company from terminating your employment at any time.

         10. As used in this Agreement, "person" shall be deemed to have the same meaning as when used in Section 13 of the Securities Exchange Act of 1934. As used in this Agreement, "Company" refers not only to Huffy Corporation but also to its successors by merger or otherwise.

         11.      (a)      You shall not be required to mitigate the amount
                           of any Severance Payment paid to you by seeking other employment or otherwise, nor shall the amount of any Severance Payment be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.

                  (b) The Company will require any successor (whether direct or indirect, by purchase, merger, share exchange, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such successor had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to a Severance Payment from the Company in the same amount and on the same terms as you would be entitled to hereunder after the occurrence of any Trigger Event and one of the events enumerated in Section 4(a) of this Agreement.

                  (c) After you have the right to receive the Severance Payment, as provided for in Section 4 above, the Company shall also pay to you, within thirty (30) days after incurred by you, an amount equal to all legal fees and expenses incurred by you as a result of contesting or disputing your voluntary or involuntary termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Internal Revenue Code of 1986, as amended from time to time, to any payment or benefit provided hereunder.



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                  (d)      Upon the occurrence of any event enumerated in
                           Section 4(a) of this Agreement, for the purpose of determining the Supplemental/Excess Benefit payable to you under the Company's Supplemental/Excess Benefit Plan (the "SERP"), (i) your Credited Service (as defined for purposes of the SERP) will be deemed to have been increased by 36 months, and (ii) your Supplemental/Excess Benefit will be fully vested and nonforfeitable.

         12. This Agreement cancels and supersedes, as of the date hereof, the prior agreement between you and the Company, dated February 12, 1994, as amended by letter dated September 9, 1997.

Please indicate your acceptance of this Agreement by signing one copy of this letter in the space provided below and returning it to me. The other copy is for your files.

Sincerely,

Huffy Corporation

By
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     Richard L. Molen
     Chairman of the Board and
     Chief Executive Officer

AGREED TO AND ACCEPTED this 9th
day of September, 1997.


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